Exhibit 99

CONTACT:
Joshua Braverman
Public Relations Manager
(704) 814-3447
jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR NAMES STEVEN E. BURT VP – TREASURER AND

DAVID R. STYKA VP – FINANCE

MATTHEWS, NC, MARCH 11, 2011 - Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Steven E. Burt, Vice President – Treasurer and David R. Styka, Vice President – Finance. Both Mr. Styka and Mr. Burt will report to Ken Smith, Senior Vice President – Chief Financial Officer.

“Developing strong leaders and recognizing their accomplishments are essential to our mission of being a compelling place to shop, work and invest,” said Mr. Smith. “Both Steve and Dave have made significant contributions to our finance organization, and their promotions reflect our continued commitment to the needs of the business and our ongoing initiatives.”

“In addition to these organizational changes Marty Sowers, Senior Vice President – Finance, has left the company to pursue other interests. We thank Marty for his many contributions and wish him the best in his future endeavors.”

Mr. Burt began his career with Family Dollar as Divisional Vice President – Treasury in 2006. Prior to joining Family Dollar, Mr. Burt held various positions with Duke Energy. Mr. Burt is a graduate of the United States Naval Academy with a degree in Mechanical Engineering. He also received a MBA from the Kenan-Flagler Business School at UNC Chapel Hill.

Mr. Styka joined Family Dollar in 2008 as Divisional Vice President – Tax. Prior to joining Family Dollar, he spent 15 years at Wellman, Inc. Mr. Styka earned a Bachelor of Science degree in Business Administration from John Carroll University and a MBA from Wake Forest University.

About Family Dollar

Beginning with one store in Charlotte, North Carolina, in 1959, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.